Exhibit 99.1

Callaway Golf Company Announces Record Financial Results For The First Quarter Of 2021; Topgolf Acquisition Exceeds Expectations; And Callaway Increases Financial Projections

- First quarter 2021 consolidated Net Revenue of $652 million, a new record for the Company and a 47% increase compared to the first quarter of 2020.

- First quarter 2021 Net Income of $272 million compared to $29 million in the first quarter of 2020. Non-GAAP Net Income of $77 million in the first quarter of 2021, an increase of $46 million (148%) over the first quarter of 2020.

- First quarter 2021 Adjusted EBITDA of $128 million, a $68 million (113%) increase over the first quarter of 2020.

- Full Year 2021 Adjusted EBITDA is now anticipated to exceed full year 2019 levels for the legacy Callaway business and to meet or exceed the full twelve-month 2019 levels for the Topgolf business acquired on March 8, 2021.

CARLSBAD, Calif., May 10, 2021 /PRNewswire/ -- Callaway Golf Company (the "Company" or "Callaway") (NYSE:ELY) announced today its financial results for the first quarter ended March 31, 2021.

"We are very pleased with our first quarter financial results, with revenues increasing 47% and Adjusted EBITDA increasing 113% in the first quarter of 2021 compared to the same period in 2020," commented Chip Brewer, President and Chief Executive Officer of the Company. "Our golf equipment business is continuing to experience unprecedented demand while our soft goods business and Topgolf business are recovering from the pandemic faster than anticipated. We believe our three operating segments are well positioned for both the current environment and our expectations over the next several years."

"Although the COVID-19 pandemic continues, especially in international markets, we are pleased with the current state and trends of our business," continued Mr. Brewer. "The Topgolf merger is off to a strong start; each of our businesses is performing ahead of plan; and our available liquidity, comprised of cash-on-hand and availability under our credit facilities, is at an all-time high of $713 million at March 31, 2021 compared to $260 million for the same date in 2020. As a result, we now project that full year 2021 revenue and Adjusted EBITDA levels will exceed 2019 levels for the legacy Callaway business and will meet or exceed the full twelve-month 2019 levels for the Topgolf business."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-cash amortization of intangibles and other assets related to the Company's acquisitions, non-recurring transaction and transition costs related to acquisitions, and other non-recurring costs, including costs related to the merger and integration with Topgolf International, Inc. ("Topgolf"), transition to the Company's new North American Distribution Center, implementation of a new IT system for Jack Wolfskin, the $39 million non-cash valuation allowance recorded against certain of the Company's deferred tax assets as a result of the merger, the $253 million non-cash gain as the result of the Company's prior equity position in Topgolf, as well as non-cash amortization of the debt discount related to the Company's convertible notes. The Company also provided revenue information on a constant currency basis and information regarding its earnings before interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items previously mentioned ("Adjusted EBITDA"). The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2021 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first quarter of 2021 (in millions, except EPS):

GAAP RESULTS				NON-GAAP PRESENTATION
	Q1 2021	Q1 2020	Change	Q1 2021 Non-GAAP	Q1 2020 Non-GAAP	Change
Net Revenue	$652	$442	$210	$652	$442	$210
Income from Operations	$76	$41	$35	$97	$43	$54
Other Income/(Expense), net	$244	($3)	$247	($5)	($3)	($2)
Income before income taxes	$320	$38	$282	$91	$41	$50
Net Income	$272	$29	$243	$77	$31	$46
Earnings Per Share	$2.19	$0.30	$1.89	$0.62	$0.32	$0.30

	Q1 2021	Q1 2020	Change
Adjusted EBITDA	$128	$60	$68

For the first quarter of 2021, the Company's net revenue increased $210 million (47%) to $652 million, a new first quarter record for the Company, compared to $442 million for the same period in 2020. This increase was driven by the strength of the legacy Callaway business, which increased 26% compared to the first quarter of 2020, as well as $93 million related to the addition of four weeks of the Topgolf business, which was acquired on March 8, 2021. Changes in foreign currency rates had a $17 million positive impact on first quarter 2021 net revenue.

For the first quarter of 2021, the Company's income from operations was $76 million, an increase of $35 million (85%) compared to $41 million in the first quarter of 2020. Non-GAAP income from operations was $97 million, a $54 million (126%) increase compared to $43 million for the first quarter of 2020. The increase in income from operations was led by a $50 million increase in income from operations from the legacy Callaway business as well as an incremental $4 million from the addition of four weeks of the Topgolf business.

For the first quarter of 2021, the Company's other income/(expense), net was $244 million, including a non-cash gain of $253 million related to the write-up of the Company's pre-merger investment in Topgolf, compared to net expense of $3 million in the first quarter of 2020. The Company's non-GAAP other income/(expense), net, which excludes, among other things, the Topgolf gain, was $5 million of expense in the first quarter of 2021 compared to other expense of $3 million in the first quarter of 2020.

First quarter 2021 fully diluted earnings per share was $2.19, including $2.04 from the non-cash Topgolf gain, compared to fully diluted earnings per share of $0.30 for the first quarter of 2020. Non-GAAP first quarter 2021 fully diluted earnings per share was $0.62, compared to $0.32 for the first quarter of 2020. Fully diluted shares were 125 million shares of common stock in the first quarter of 2021, an increase of 29 million shares compared to 96 million shares in the first quarter of 2020. The increased share count is primarily related to the issuance of additional shares in connection with the Topgolf merger.

For the first quarter of 2021, the Company's Adjusted EBITDA was $128 million, an increase of $68 million (113%) compared to the first quarter of 2020. The increase was driven by a $53 million increase in the legacy Callaway business and $15 million from four weeks of the Topgolf business.

SEGMENT RESULTS

As a result of the Topgolf merger, the Company now has three operating segments, namely Golf Equipment; Apparel, Gear and Other; and Topgolf. The Company evaluates the performance of its operating segments based on segment operating income. Management uses total segment operating income as a measure of its operational performance, excluding corporate overhead and certain non-recurring and non-cash charges. The Company believes that information about total segment operating income allows investors to better evaluate operating results and changes in results without these non-operational factors.

The following is a reconciliation of income before income taxes to total segment operating income (in millions):

	Q1 2021	Q1 2020	Change
Total segment operating income	$109	$55	$54
Reconciling items*	($33)	($14)	($19)
Income from Operations	$76	$41	$35
Gain on Topgolf Merger	$253	-	$253
Interest Expense	($18)	($9)	($9)
Other Income	$9	$6	$3
Income before income taxes	$320	$38	$282
*Reconciling items exclude corporate overhead and certain non-recuring and non-cash items as described in the schedules to this release.

The table below provides the breakout of segment revenues and segment operating income:

Segment Net Revenue	Q1 2021	Q1 2020	Change
Golf Equipment	$377	$292	$85
Apparel, Gear & Other	$182	$151	$31
Topgolf	$93	-	$93
Total Segment Net Revenue	$652	$442	$210

Total Segment Operating Income	Q1 2021	Q1 2020	Change
Golf Equipment % of segment revenue	$85 22.5%	$59 20.2%	$26 230 bps
Apparel, Gear & Other % of segment revenue	$20 11.0%	($4) (2.6%)	$24 1,360 bps
Topgolf % of segment revenue	$4 4.3%	- -	$4 -
Total segment operating income % of total net revenue	$109 16.7%	$55 12.4%	$54 430 bps

Golf Equipment. The golf equipment segment's net revenue increased $85 million (29%) to $377 million in the first quarter of 2021 compared to $292 million in the first quarter of 2020. The increase was driven by the continued surge in golf demand and participation, our supply chain team's ability to secure a greater than expected supply of golf equipment components during the first quarter of 2021, as well as the negative impacts of COVID-19 shutdowns across portions of the Company's business in the first quarter of 2020. Both the golf club and golf ball products saw significant growth year over year, with golf club sales increasing 26% and golf ball sales increasing 50%. Segment operating income for the golf equipment segment increased $26 million (44%) to $85 million in the first quarter of 2021 compared to $59 million in the first quarter of 2020. The increase was driven by the increased revenue, operating expense leverage and favorable foreign currency exchange rates, partially offset by increased freight cost and product mix, including lower margins on our higher technology golf club product offering and packaged sets.

Apparel, Gear and Other. The apparel, gear and other segment's net revenue increased $31 million (21%) to $182 million in the first quarter of 2021 compared to $151 million in the first quarter of 2020. The increase was driven by a 23% increase in apparel sales as well as an 18% increase in gear, accessories and other. Both the TravisMathew and Jack Wolfskin businesses are recovering from the pandemic faster than expected despite continued retail restrictions and other effects from COVID-19, particularly in Europe. Operating income for the apparel, gear and other segment increased $24 million to $20 million in the first quarter of 2021 compared to a $4 million loss in the first quarter of 2020. The increase was driven by the increased sales, operating expense and cost of revenue leverage on higher revenue, favorable foreign currency exchange rates, and increased e-commerce revenue, partially offset by lower retail revenue at Jack Wolfskin due to further government-mandated retail shutdowns during the first quarter in Central Europe.

Topgolf. The Topgolf business contributed $93 million of net revenue and $4 million of segment operating income, which represents four weeks of financial results for the Topgolf business. This is incremental year over year as the Topgolf business was acquired on March 8, 2021 and therefore was not included in the Company's financial results in the first quarter of 2020.

Outlook

Given the continued uncertainty related to both the COVID-19 pandemic globally as well as unsettled market conditions, the Company is not providing specific net revenue and earnings guidance ranges for 2021 at this time. The Company did, however, provide certain guidance on estimated 2021 performance. The Company previously guided that it was assuming that neither the Company's legacy Callaway business nor the newly added Topgolf business would achieve 2021 revenue or Adjusted EBITDA equivalent to 2019 levels. The Company has now revised those projections as its operating segments are recovering faster and performing better than expected. As a result, the Company now expects that revenue and Adjusted EBITDA for full year 2021 for the legacy Callaway business will exceed 2019 levels and for the Topgolf business will meet or exceed the full twelve-month 2019 levels. For reference, in 2019, the Callaway legacy business reported revenue of $1.70 billion and Adjusted EBITDA of $211 million and the Topgolf business reported revenue of $1.06 billion and Adjusted EBITDA of $59 million. Callaway's reported full year financial results will only include 10 months of Topgolf results in 2021 and therefore will not include January and February results which were in the aggregate $143 million in revenue and $2.3 million in Adjusted EBITDA.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on May 17, 2021. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization of intangibles and other assets related to the Company's acquisitions, non-recurring transaction and transition costs related to acquisitions, and other non-recurring costs, including costs related to the Topgolf merger and integration, the transition to the Company's new North American Distribution Center, implementation of a new IT system for Jack Wolfskin, the $39 million non-cash valuation allowance recorded against certain of the Company's deferred tax assets as a result of the merger, the $253 million non-cash gain as the result of the Company's prior equity position in Topgolf, as well as non-cash amortization of the debt discount related to the Company's convertible notes.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business with regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company's and Topgolf's financial outlook for 2021 (including revenue and Adjusted EBITDA), continued impact of the COVID-19 pandemic on the Company's business and the Company's ability to improve and recover from such impact, impact of any measures taken to mitigate the effect of the pandemic, strength of the Company's products and continued brand momentum, demand for golf equipment, post-pandemic consumer trends and behavior, future industry and market conditions, the benefits of the Topgolf merger, including the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of the Company, Topgolf or the combined company, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary "social distancing" that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating costs and supply constraints; the Company's level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company's business; consumer acceptance of and demand for the Company's and its subsidiaries' products; competitive and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19, on the economy generally, on the level of demand for the Company's and its subsidiaries' products or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; and a decrease in participation levels in golf generally, during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is an unrivaled tech-enabled golf company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$397,289	$366,119
Accounts receivable, net	328,841	138,482
Inventories	336,314	352,544
Other current assets	140,747	55,482
Total current assets	1,203,191	912,627

Property, plant and equipment, net	1,192,278	146,495
Operating lease right-of-use assets, net	1,041,395	194,776
Intangible assets, net	3,589,932	540,997
Investment in golf-related ventures	7,250	111,442
Other assets	74,511	74,263
Total assets	$7,108,557	$1,980,600

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$138,665	$92,792
Accrued accounts payable and expenses	241,051	183,417
Accrued employee compensation and benefits	87,658	30,937
Asset-based credit facilities	15,279	22,130
Current operating lease liabilities	51,510	29,579
Construction advances	54,874	—
Deferred revenue	70,946	2,546
Other current liabilities	36,356	29,871
Total current liabilities	696,339	391,272

Long-term debt	1,174,990	650,564
Long-term operating leases	1,155,551	177,996
Deemed landlord financing	221,618	—
Long-term liabilities	247,240	85,124
Total Callaway Golf Company shareholders' equity	3,612,819	675,644
Total liabilities and shareholders' equity	$7,108,557	$1,980,600

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net revenues:
Products	$559,958	$442,276
Services	91,663	—
Total net revenues	651,621	442,276

Costs and expenses:
Cost of products	310,630	246,602
Cost of services, excluding depreciation and amortization	10,985	—
Other venue expenses	65,437	—
Selling, general and administrative expense	173,880	141,754
Research and development expense	12,745	13,240
Venue pre-opening costs	1,845	—
Total costs and expenses	575,522	401,596

Income from operations	76,099	40,680
Gain on Topgolf investment	252,531	—
Other expense, net	(8,426)	(2,635)
Income before taxes	320,204	38,045
Income tax provision	47,743	9,151
Net income	$272,461	$28,894

Earnings per common share:
Basic	$2.32	$0.31
Diluted	$2.19	$0.30
Weighted-average common shares outstanding:
Basic	117,482	94,309
Diluted	124,570	95,676

On March 8, 2021, the Company completed its merger with Topgolf International, Inc. ("Topgolf") and has included the results of operations for Topgolf in its consolidated condensed statement of operations from that date forward. Additionally, the Company has modified the presentation of its consolidated condensed statement of operations for the three months ended March 31, 2021 and 2020 to provide investors with additional information to assess the performance of the combined entity.

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$272,461	$28,894
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	20,272	8,997
Lease amortization expense	10,784	8,517
Amortization of debt issuance costs	1,199	835
Debt discount amortization	2,866	—
Deferred taxes, net	46,401	12,409
Non-cash share-based compensation	4,609	1,861
Loss on disposal of long-lived assets	—	51
Gain on Topgolf investment	(252,531)	—
Unrealized net (gains) losses on hedging instruments and foreign currency	(6,146)	767
Acquisition costs	(15,755)	—
Changes in assets and liabilities	(162,776)	(156,013)
Net cash used in operating activities	(78,616)	(93,682)

Cash flows from investing activities:
Capital expenditures	(28,821)	(16,953)
Cash acquired in merger	171,294	—
Net cash provided by (used in) investing activities	142,473	(16,953)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	9,766
Debt issuance cost	(5,441)	—
(Repayments of) proceeds from credit facilities, net	(6,851)	191,013
Repayments of long-term debt	(5,267)	(3,143)
Payment on contingent earn-out obligation	(3,577)	—
Repayments of financing leases	(95)	(109)
Proceeds from lease financing	3,127	—
Exercise of stock options	257	130
Dividends paid	(3)	(949)
Acquisition of treasury stock	(12,501)	(21,938)
Net cash used in financing activities	(30,351)	174,770
Effect of exchange rate changes on cash and cash equivalents	(2,336)	(4,166)
Net increase in cash and cash equivalents	31,170	59,969
Cash and cash equivalents at beginning of period	366,119	106,666
Cash and cash equivalents at end of period	$397,289	$166,635

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Revenues by Product Category(2)
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Golf Clubs	$316,353	$251,224	$65,129	25.9%	23.0%
Golf Balls	60,529	40,437	20,092	49.7%	46.5%
Apparel	95,289	77,290	17,999	23.3%	17.8%
Gear and Other	86,813	73,325	13,488	18.4%	13.6%
Venues	85,170	—	85,170	100.0%	100.0%
Topgolf Other	7,467	—	7,467	100.0%	100.0%
Total net revenue	$651,621	$442,276	$209,345	47.3%	43.6%

(1) Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S
(2) On March 8, 2021, the Company completed its merger with Topgolf. Accordingly, the Company's revenue categories for the first quarter of 2021 were expanded to include Topgolf's revenue categories

	Net Sales by Region
	Three Months Ended March 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
United States	$388,222	$217,503	$170,719	78.5%	78.5%
Europe	108,345	96,719	11,626	12.0%	3.0%
Japan	71,886	77,347	(5,461)	-7.1%	-9.3%
Rest of World	83,168	50,707	32,461	64.0%	51.8%
Total net revenue	$651,621	$442,276	$209,345	47.3%	43.6%

(1) Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S

	Operating Segment Information
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Golf Equipment	$376,882	$291,661	$85,221	29.2%	26.3%
Apparel, Gear and Other	182,102	150,615	31,487	20.9%	15.8%
Topgolf	92,637	$—	92,637	100.0%	100.0%
Total net revenue	$651,621	$442,276	$209,345	47.3%	43.6%

Segment operating income:
Golf Equipment	$84,921	$58,620	$26,301	44.9%
Apparel, Gear and Other	20,490	(3,799)	24,289	639.4%
Topgolf	3,954	—	3,954	100.0%
Total segment operating income	109,365	54,821	54,544	99.5%
Corporate G&A and other(2)	33,266	14,141	19,125	135.2%
Total operating income	76,099	40,680	35,419	87.1%
Gain on Topgolf investment(3)	252,531	—	252,531	100.0%
Interest expense, net	(17,457)	(9,115)	(8,342)	91.5%
Other income, net	9,031	6,480	2,551	39.4%
Total income before income taxes	$320,204	$38,045	$282,159	741.6%

(1) Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S

(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, including  non-cash amortization expense for intangible assets acquired in connection with the Jack Wolfskin, TravisMathew and OGIO acquisitions. In addition, the amount for 2021 includes $15.8 million for transaction costs associated with the merger with Topgolf completed on March 8, 2021, expenses related to the implementation of new IT systems for Jack Wolfskin, and $3.5 million for non-cash amortization expense for intangible assets acquired in the merger. The amount for 2020 also includes $1.5 million for non-recurring costs associated with the Company's transition to its new North America Distribution Center and integration costs associated with Jack Wolfskin

(3) Amount represents a gain recorded to write-up the Company's former investment in Topgolf to its fair value in connection with the merger

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Operating Segment Information
	Three Months Ended March 31,		Growth
	2021	2019	Dollars	Percent
Net revenues:
Golf Equipment	$376,882	$323,619	$53,263	16.5%
Apparel, Gear and Other	182,102	192,578	(10,476)	-5.4%
Topgolf	92,637	—	92,637	100.0%
Total net revenue	$651,621	$516,197	$135,424	26.2%

Segment operating income:
Golf Equipment	$84,921	$70,652	$14,269	20.2%
Apparel, Gear and Other	20,490	22,060	(1,570)	7.1%
Topgolf	3,954	—	3,954	100.0%
Total segment operating income	109,365	92,712	16,653	18.0%
Corporate G&A and other(1)	33,266	23,076	10,190	44.2%
Total operating income	76,099	69,636	6,463	9.3%
Gain on Topgolf investment(2)	252,531	—	252,531	100.0%
Interest expense, net	(17,457)	(9,639)	(7,818)	81.1%
Other income/(expense), net	9,031	(1,940)	10,971	-565.5%
Total income before income taxes	$320,204	$58,057	$262,147	451.5%

(1) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability including non-cash amortization expense for intangible assets acquired in connection with the Jack Wolfskin, TravisMathew and OGIO acquisitions. In addition, the amount for 2021 includes $15.8 million for transaction costs associated with the merger with Topgolf completed on March 8, 2021, expenses related to the implementation of new IT systems for Jack Wolfskin, and $3.5 million for non-cash amortization expense for intangible assets acquired in the merger. The amount for 2019 also includes $5.4 million in amortization charges related to the fair value adjustment to Jack Wolfskin's inventory, as well as $4.7 million for transaction costs associated with the acquisition of Jack Wolfskin

(2) Amount represents a gain recorded to write up the Company's former investment in Topgolf to its fair value in connection with the merger

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021						2020
	GAAP	Non-Cash Amortization(1)	Non-Cash Amortization of Discount on Convertible Notes(2)	Acquisition & Other Non- Recurring Charges(3)	Tax Valuation Allowance(4)	Non- GAAP	GAAP	Non-Cash Intangible Amortization(1)	Other Non- Recurring Expenses(3)	Non- GAAP
Net revenues	$651,621	$—	$—	$—	$—	$651,621	$442,276	$—	$—	$442,276
Total costs and expenses	575,522	3,513	—	16,937	—	555,072	401,596	1,179	1,549	398,868
Income (loss) from operations	76,099	(3,513)	—	(16,937)	—	96,549	40,680	(1,179)	(1,549)	43,408
Other income/(expense), net	244,105	(293)	(2,535)	252,432	—	(5,499)	(2,635)	—	—	(2,635)
Income tax provision (benefit)	47,743	(913)	(608)	(4,089)	38,927	14,426	9,151	(271)	(356)	9,778
Net income (loss)	$272,461	$(2,893)	$(1,927)	$239,584	$(38,927)	$76,624	$28,894	$(908)	$(1,193)	$30,995

Diluted earnings (loss) per share:	$2.19	($0.02)	($0.02)	$1.92	($0.31)	$0.62	$0.30	($0.01)	($0.01)	$0.32
Weighted-average shares outstanding:	124,570	124,570	124,570	124,570	124,570	124,570	95,676	95,676	95,676	95,676

(1) Represents amortization expense of intangible assets in both 2021 and 2020 in connection with the acquisitions of OGIO, TravisMathew and Jack Wolfskin. 2021 also includes non-cash amortization of Topgolf intangible assets, depreciation expense from the fair value step-up of Topgolf  property, plant and equipment and expense related to the fair value adjustments to Topgolf leases and Topgolf debt, all recorded in connection with the Topgolf merger

(2) Represents the non-cash amortization of the debt discount on the Company's convertible notes issued in May 2020

(3) Acquisition and other non-recurring charges in 2021 includes transaction costs associated with the merger with Topgolf completed on March 8, 2021, the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf,  and expenses related to the implementation of new IT systems for Jack Wolfskin. 2020 includes non-recurring costs associated with the Company's transition to its new North America Distribution Center, in addition to other integration costs associated with Jack Wolfskin

(4) As Topgolf's losses exceed Callaway's income in prior years, the Company has recorded a valuation allowance against certain of its deferred tax assets until the Company can demonstrate sustained cumulative earnings

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(Unaudited)
(In thousands)

	2021 Trailing Twelve Month Adjusted EBITDA					2020 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2020	2020	2020	2021	Total	2019	2019	2019	2020	Total
Net income (loss)	$(167,684)	$52,432	$(40,576)	$272,461	$116,633	$28,931	$31,048	$(29,218)	$28,894	$59,655
Interest expense, net	12,163	12,727	12,927	17,457	55,274	10,260	9,545	9,049	9,115	37,969
Income tax provision (benefit)	(7,931)	5,360	(7,124)	47,743	38,048	7,208	2,128	(2,352)	9,151	16,135
Depreciation and amortization expense	9,360	10,311	10,840	20,272	50,783	9,022	8,472	9,480	8,997	35,971
JW goodwill and trade name impairment	174,269	—	—	—	174,269	—	—	—	—	—
Non-cash stock compensation expense	2,942	3,263	2,861	4,609	13,675	3,530	2,513	3,418	1,861	11,322
Non-cash lease amortization expense	207	(99)	(76)	872	904	(9)	(36)	(120)	264	99
Acquisitions & other non-recurring costs, before taxes(1)	5,856	2,858	8,607	(235,594)	(218,273)	6,939	3,009	4,090	1,516	15,554
Adjusted EBITDA	$29,182	$86,852	$(12,541)	$127,820	$231,313	$65,881	$56,679	$(5,653)	$59,798	$176,705

(1) In 2021, amounts include transaction costs associated with the merger with Topgolf completed on March 8, 2021, the recognition of a $252.5 million gain to step-up the Company's former investment in Topgolf to its fair value in connection with the merger, and expenses related to the implementation of new IT systems for Jack Wolfskin. In 2020, amounts include costs associated with the Company's transition to its new North America Distribution Center and the implementation of new IT systems for Jack Wolfskin, as well as $4.8 million of severance related to the Company's cost reduction initiatives.